EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR THIRD QUARTER OF 2014

STUDIO CITY, Calif. — November 7, 2014 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and nine months ended September 30, 2014.

Operating Highlights

•                  Double-digit advertising revenue growth.  Advertising revenue increased 12% for the quarter and 10% for the nine months ended September 30, 2014, as compared to the prior year periods, due to the strength of pricing across both channels. These increases contributed to 29% growth in Adjusted EBITDA for the quarter and 2% growth in Adjusted EBITDA year-to-date.

•                  Significant reduction in leverage.  Between December 2013 and September 2014, the Company used free cash to reduce the combined principal balances under its Term Loan and Notes by $45.0 million, and in October 2014, it repurchased an additional $20.0 million in principal amount of its outstanding Notes.

•                  Solid ratings for the second season of Cedar Cove.  Hallmark Channel’s hit series, Cedar Cove, averaged a 1.8 household rating, reaching over 10.5 million viewers during its twelve episode second season, once again making Hallmark Channel the #1 rated cable network in Saturday’s 8-9pm time period.

•                  Record first week for Hallmark Movies & Mysteries. On September 29th, Hallmark Movie Channel was rebranded as Hallmark Movies & Mysteries. During its first week, Hallmark Movies & Mysteries delivered the third highest week in household delivery and the second highest week in primetime in the network’s history.

•                  Continued holiday tradition of Countdown to Christmas on Hallmark Channel and Most Wonderful Movies of Christmas on Hallmark Movies & Mysteries. Commencing October 31st, both channels will feature around the clock holiday programming, including original movie premieres, such as Northpole, the first two-hour original holiday movie produced in collaboration with Hallmark Cards, a primetime Home & Family holiday special, and the exclusive premiere of the Hallmark Hall of Fame presentation, One Christmas Eve, starring Anne Heche.

“Third quarter’s achievements served as a stepping stone in the growth of Crown Media’s business. From appeasing viewers’ appetites for episodic programming with the second season of Cedar Cove to the successful rebrand of Hallmark Movies & Mysteries on September 29th and our upcoming holiday programming, these positive business strategies well position us for another record year,” said Bill Abbott, President and CEO of Crown Media Family Networks.

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the third quarter of 2014 Crown Media reported revenue of $93.3 million, an 11% increase from $84.4 million in the third quarter of 2013. Advertising revenue increased 12% to $71.4 million from $63.6 million in the third calendar quarter of 2013. The increase in advertising revenue is due to the strength of pricing across both channels and ratings increases for certain key demographics. Subscriber fee revenue increased 1% to $20.7 million from $20.5 million in the third quarter of 2013 due to contractual rate increases.

For the nine months ended September 30, 2014 Crown Media reported revenue of $281.4 million, an 8% increase from $259.4 million for the nine months ended September 30, 2013. Advertising revenue increased 10%

to $216.6 million from $197.5 million for the nine months ended September 30, 2013. The increase in advertising revenue is due to the strength of pricing across both channels. Subscriber fee revenue increased 2% to $62.6 million from $61.3 million during the nine months ended September 30, 2013 due to contractual rate increases.

Other revenue increased $1.0 million for the quarter and $1.5 million for the nine months ended September 30, 2014, as compared to the same three and nine month periods in the prior year, due to revenue from program licensing agreements.

For the third quarter of 2014, cost of services increased 8% to $41.0 million from $38.1 million during the same quarter of 2013. Programming costs increased 9% due to an increase in the number of original episodes of our daily lifestyle program, Home & Family and amortization of syndicated programming, including The Middle. Operating costs remained constant quarter over quarter.

For the nine months ended September 30, 2014, cost of services increased 16% to $126.4 million from $109.3 million during the same period of 2013. Programming costs increased 17% due to the amortization related to our original series When Calls the Heart and Signed, Sealed, Delivered. Operating costs increased $0.6 million period over period.

Selling, general and administrative expense (including depreciation and amortization expense) increased 3% to $16.2 million for the third quarter of 2014 from $15.7 million during the same quarter of 2013 due to increases in employee costs, including contingent compensation, and increases in amortization and depreciation expense.

Selling, general and administrative expense (including depreciation and amortization expense) increased 6% to $49.4 million for the nine months ended September 30, 2014 from $46.7 million during the same period of 2013 due to increases in employee costs, including contingent compensation and severance expense, and increases in amortization, depreciation and rent expense.

Marketing expense decreased $2.6 million during the third quarter of 2014 compared to the third quarter of 2013 due to marketing to publicize the first season of Cedar Cove in 2013. Marketing expense increased $0.5 million during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 due to the marketing to publicize the series Signed, Sealed, Delivered and When Calls the Heart.

Interest expense decreased $0.5 million for the three months ended September 30, 2014, as compared to the three months ended September 30, 2013, due to the decrease in the principal balance of the Term Loan. Interest expense on the Term Loan was $2.0 million and $1.6 million for the three months ended September 30, 2013 and 2014, respectively.

Interest expense decreased $2.2 million for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013. Interest expense on the Term Loan was $6.9 million and $5.1 million for the nine months ended September 30, 2013 and 2014, respectively. Over the past year, the Company has reduced its principal balance under its Term Loan by $36.5 million and the principal balance under its Notes by $8.5 million.

In August 2014, the Company repurchased $8.5 million in principal amount of its Notes due July 2019 for a price of $9.5 million and retired a portion of the related debt issuance costs of $0.2 million, which resulted in aggregate a pre-tax loss on early extinguishment of debt of $1.2 million.

Provisions for income tax of $6.1 million and $8.8 million reflect corresponding effective tax rates of 37.9% and 37.0% for the three months ended September 30, 2013 and 2014, respectively. Provisions for income tax of $24.4 million and $25.2 million reflect corresponding effective tax rates of 37.3% and 37.0% for the nine months ended September 30, 2013 and 2014, respectively.

Adjusted EBITDA was $28.7 million for the third quarter of 2013 compared to $37.0 million for the third quarter of 2014. Cash provided by operating activities totaled $12.8 million for the third quarter of 2013 compared to $14.4 million for the third quarter of 2014. Net income to common shareholders for the quarter ended September 30, 2013, totaled $10.0 million, or $0.03 per share, compared to $14.9 million, or $0.04 per share, in the third quarter of 2014.

Adjusted EBITDA was $103.7 million for the nine months ended September 30, 2013 compared to $105.7 million for the nine months ended September 30, 2014. Cash provided by operating activities totaled $34.4   million for the nine months ended September 30, 2013, compared to $51.4 million for the nine months ended September 30, 2014. Net income to common shareholders for the nine months ended September 30, 2013, totaled $41.1 million, or $0.11 per share, compared to $42.9 million, or $0.12 per share, for the nine months ended September 30, 2014.

Conference Call and Webcast to be Held Friday, November 7th, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call on Friday, November 7th, at 11:00 a.m., Eastern Time to discuss the results of the three and nine months ended September 30, 2014. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 13854117. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 5 days following the call beginning at 2:00 p.m. Eastern Time on Friday, November 7th, at (855) 859-2056 (Domestic) or (404) 537-3406 (International), using the conference number 13854117.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 85 million subscribers in the U.S. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including Cedar Cove, When Calls the Heart, and Signed, Sealed, Delivered; as well as some of television’s most beloved sitcoms and series. Hallmark Channel’s sibling network, Hallmark Movies & Mysteries, is available in 55 million homes in HD and SD and is one of America’s fastest-growing cable networks. Recently rebranded from Hallmark Movie Channel, Hallmark Movies & Mysteries features a unique mix of original movies and acquired series focusing on the lighter side of the suspense and mystery genres. The network is also home to annual holiday programming franchise, the Most Wonderful Movies of Christmas, as well as presentations from the award-winning Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMoviesandMysteries.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is likely calculated differently than presentations of EBITDA by other entities as our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Holdings, Inc.

Mary Dzabic, 818.755.1261

marydzabic@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Revenue:
Advertising	$63,577	$71,373	$195,413	$214,855
Advertising by Hallmark Cards	—	—	2,112	1,725
Subscriber fees	20,527	20,665	61,273	62,636
Other revenue	273	1,289	614	2,139
Total revenue, net	84,377	93,327	259,412	281,355
Cost of services:
Non-affiliate programming	33,133	36,065	95,393	111,931
Hallmark Cards affiliate programming	688	735	2,449	2,501
Amortization of capital lease	290	290	868	868
Other cost of services	3,954	3,909	10,548	11,114
Total cost of services	38,065	40,999	109,258	126,414
Selling, general and administrative expense	15,193	15,543	45,331	47,655
Marketing expense	3,993	1,353	5,686	6,195
Depreciation and amortization expense	525	650	1,369	1,753
Income from operations before interest and income tax expense	26,601	34,782	97,768	99,338
Interest expense	(10,486)	(9,939)	(32,284)	(30,041)
Loss on early extinguishment of debt	—	(1,180)	—	(1,180)
Income from operations before income tax expense	16,115	23,663	65,484	68,117
Income tax expense	(6,111)	(8,766)	(24,431)	(25,220)
Net income and comprehensive income	$10,004	$14,897	$41,053	$42,897
Net income per share - basic	$0.03	$0.04	$0.11	$0.12
Net income per share - diluted	$0.03	$0.04	$0.11	$0.12
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of September 30,
	2013	2014

ASSETS

Cash and cash equivalents	$63,750	$65,704
Accounts receivable, less allowance for doubtful accounts of $834 and $201, respectively	104,613	85,118
Programming rights	71,540	87,226
Prepaid programming rights	26,839	35,327
Deferred tax asset, net	39,100	39,100
Prepaid and other assets	1,960	3,514
Total current assets	307,802	315,989
Programming rights	201,936	212,788
Prepaid programming rights	9,805	8,463
Property and equipment, net	9,799	9,728
Deferred tax asset, net	181,164	157,464
Debt issuance costs, net	10,047	8,648
Other assets	3,644	3,337
Goodwill	314,033	314,033
Total assets	$1,038,230	$1,030,450

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$22,238	$18,748
Audience deficiency reserve liability	4,888	9,176
Programming rights payable	85,560	73,232
Payables to Hallmark Cards affiliates	466	593
Interest payable	14,455	6,390
Current maturities of long-term debt	25,000	—
Total current liabilities	152,607	108,139
Accrued liabilities	13,838	19,775
Programming rights payable	43,314	50,888
Long-term debt, net of current maturities	429,330	409,610
Total liabilities	639,089	588,412

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2013 and September 30, 2014	3,597	3,597
Paid-in capital	2,062,818	2,062,818
Accumulated deficit	(1,667,274)	(1,624,377)
Total stockholders’ equity	399,141	442,038
Total liabilities and stockholders’ equity	$1,038,230	$1,030,450

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014

Net income	$10,004	$14,897	$41,053	$42,897
Loss on early extinguishment of debt	—	1,180	—	1,180
Promotion and placement expense	263	263	788	790
Depreciation and amortization	815	940	2,237	2,621
Interest expense	10,486	9,939	32,284	30,041
Income tax expense	6,111	8,766	24,431	25,220
Long term incentive plan expense	965	980	2,668	2,908
Restricted stock unit compensation	86	(1)	210	36
Adjusted earnings before interest, taxes, depreciation and amortization	$28,730	$36,964	$103,671	$105,693

Programming and other amortization	34,314	37,315	99,184	115,949
Provision for allowance for doubtful account	504	10	794	123
Changes in operating assets and liabilities:
Change to programming rights	(53,938)	(30,166)	(107,927)	(140,969)
Change to prepaid programming rights	(3,114)	(7,815)	(16,770)	(7,143)
Change in programming rights payable	18,796	(7,961)	(5,390)	(4,754)
Interest paid	(17,785)	(17,371)	(38,582)	(36,557)
Changes in other operating assets and liabilities, net of adjustments above	5,323	3,433	(608)	19,017
Net cash provided by operating activities	$12,830	$14,409	$34,372	$51,359

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014

Net cash provided by operating activities	$12,830	$14,409	$34,372	$51,359
Net cash used in investing activities	(546)	(1,132)	(1,402)	(2,412)
Net cash used in financing activities	(15,751)	(21,351)	(35,710)	(46,993)
Net (decrease) increase in cash and cash equivalents	(3,467)	(8,074)	(2,740)	1,954
Cash and cash equivalents, beginning of period	44,432	73,778	43,705	63,750
Cash and cash equivalents, end of period	$40,965	$65,704	$40,965	$65,704